EXHIBIT 10.3
SENIOR EXECUTIVE SEVERANCE AGREEMENT
This Senior Executive Severance Agreement (this “Agreement”) is entered into and made effective as of the _th day of _______, 202_ (the “Effective Date”), by and among BIG LOTS STORES, INC., an Ohio corporation (“BLSI”), BIG LOTS, INC., an Ohio corporation and the ultimate parent company of BLSI (“BLI”), and ________________, an individual residing in the State of _______ (“Executive”).
WHEREAS, the Board of Directors of BLSI (the “Board”) believes it is in the best interests of BLSI and its shareholders to assure the continued services of Executive, undiminished by any actual or perceived threat to continued employment that may arise from an actual or threatened Change in Control (as defined herein) of BLSI or BLI;
WHEREAS, should BLSI or BLI receive any proposal that may result in a Change in Control, the Board believes it imperative that BLSI and the Board be able to rely upon Executive’s continued employment in Executive’s then current position, and that BLSI be able to receive and rely upon Executive’s advice, if it requests it, as to the best interests of BLSI, BLI and their respective shareholders, without concern that Executive might be distracted by the personal uncertainties and risks created by such a proposal; and
WHEREAS, Executive wishes to continue to serve in Executive’s then current capacity, subject to assurance that in the event of a Change in Control, Executive will have a reasonable degree of financial security;
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, BLSI, BLI and Executive agree as follows:
1.    If there is a Change in Control (as defined in Section 3 hereof) and Executive’s employment is thereupon terminated or terminated within twenty four (24) months after the effective date thereof, Executive shall be entitled to the termination benefits set forth in Section 2 hereof. For purposes of this Agreement, Executive’s employment shall be deemed to have been terminated only if BLSI terminates such employment other than for Cause or if a Constructive Termination occurs. “Cause” shall mean Executive’s conviction of a felony, or an act or acts of personal dishonesty on Executive’s part intended to result and resulting in material harm to BLSI, or any refusal by Executive to perform his assigned duties for a period exceeding ten (10) consecutive business days, other than any such refusal arising from a Constructive Termination or by reason of temporary physical or mental disability or illness. “Constructive Termination” shall mean a resignation by Executive because of any material adverse change or material diminution in Executive’s reporting relationships, job description, duties, responsibilities, compensation, perquisites, office or location of employment (as reasonably determined by Executive in his/her good faith discretion); provided, however, that Executive shall notify BLSI in writing at least forty-five (45) days in advance of any election by Executive to terminate his or her employment hereunder, specifying the nature of the alleged adverse change or diminution, and BLSI or BLI, as the case may be, shall have a period of ten (10) business days after the receipt of such notice to cure such alleged adverse change or diminution before Executive shall be entitled to exercise any such rights and remedies. Executive shall not be entitled to the benefits available hereunder unless such notice is timely given. For purposes of this Agreement, any reference to a “termination” (or any form thereof) shall mean a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) by Executive from BLSI, BLI, and any other entity that, along with BLI, would be considered a single employer for purposes of Sections 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.    The benefits payable to Executive pursuant to Section 1 hereof are as follows:
A.    A lump sum cash payment, net of any applicable withholding taxes, in an amount equal to two times the annual salary paid or payable to Executive immediately prior to the effective date of such Change in Control (the “Lump Sum Payment”). The Lump Sum Payment shall be paid within ten (10) business days after the day of Executive’s termination.
B.    A lump sum cash payment, net of any applicable withholding taxes, in an amount equal to two times Executive’s then current annual Target Bonus, as defined and determined annually by the Compensation Committee of the BLI Board of Directors (the “Lump Sum Bonus Payment”); provided, however, that in the event Executive’s then current Target Bonus is undefined, Executive’s annual Target Bonus shall be deemed to be 100% of Executive’s then current base salary. Executive shall receive the Lump Sum Bonus Payment at the same time Executive receives the Lump Sum Payment described in Subsection 2.A. above.
C.    A lump sum cash payment, net of any applicable withholding taxes, in an amount equal to (i) Executive’s then current annual Target Bonus, as determined pursuant to the provisions of Subsection 2.B. above; multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed between the first day of the current annual bonus period and the date of Executive’s termination and the denominator of which is three-hundred-sixty-five (365). Executive shall receive the payment determined under this Subsection 2.C. at the same time Executive receives the Lump Sum Payment described in Subsection 2.A. above.
D.    For a period of twenty-four (24) months after the date of Executive’s termination, Executive and his or her family (if their participation is permitted under the terms of the subject plan) shall be entitled to participate in any health, dental or vision plan that is generally available to similarly titled executive officers of BLSI; provided, however, that Executive’s participation in the plans referred to in this Subsection 2.D. shall be terminated (other than as provided by law) when and to the extent that Executive is entitled to receive the same from another employer during such period. Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan, including, but not limited to, reimbursement of one hundred percent (100%) of all medical and dental expenses incurred during the period of participation in the plans referred to above. Notwithstanding the foregoing, with respect to any continued coverage or reimbursement pursuant to this Subsection 2.D., other than with respect to any continued coverage under a group health or hospitalization plan during the applicable COBRA health insurance benefit continuation period described in Section 4980B of the Code: (i) the amount of expenses eligible for reimbursement or benefits provided during any taxable year of Executive shall not affect the amount of expenses eligible for reimbursement or benefits to be provided in any other taxable year of Executive, (ii) any such reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year of Executive in which the expense was incurred, and (iii) the right to such reimbursement or benefits may not be subject to liquidation or exchange for another benefit.
E.    If all or any portion of the amount payable to Executive under this Agreement, either alone or together with other amounts that Executive is entitled to receive in connection with a Change in Control, constitutes “excess parachute payments” within the meaning of Section 280G of the Code, or any successor provision, that is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the amounts payable hereunder shall be either (i) delivered in full, or (ii) delivered to such lesser extent as will result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greater amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.
Unless BLSI and Executive otherwise agree in writing, any determination required under this Subsection 2.E. shall be made in writing by the independent accounting firm employed by BLSI immediately prior to the applicable Change in Control (the “Accountants”), whose determination shall be conclusive and binding upon Executive and BLSI for all purposes. For purposes of making the calculations required by this Subsection 2.E., the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. BLSI and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Subsection 2.E. BLSI shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Subsection 2.E.
3.    As used herein, “Change in Control” means the first to occur of any of the following events: (i) the acquisition by any person (as defined under Section 409A of the Code), or more than one person acting as a group (as defined in Section 409A of the Code), of the stock of BLI that, together with the stock of BLI held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of all of the stock of BLI, (ii) the acquisition by any persons, or more than one person acting as a group, within any 12-month period, of the stock of BLI possessing thirty percent (30%) or more of the total voting power of all of the stock of BLI, (iii) a majority of the members of the Board of Directors of BLI is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of BLI prior to the date of the appointment or election, or (iv) the acquisition by any person, or more than one person acting as a group, within any 12-month period, of assets from BLI that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of BLI immediately prior to such acquisition or acquisitions. This definition of Change in Control under this Section 3 shall be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder. The effective date of any such Change in Control will be the date upon which the last event occurs or the last action is taken such that the definition of Change in Control (as set forth above) has been satisfied. For the purposes of this Agreement, the term “affiliate” means any person or entity that, along with BLI, constitutes a single employer under Sections 414(b) and 414(c) of the Code. Determination of affiliate will be tested as of the date immediately prior to any event constituting a Change in Control. Notwithstanding the other provisions in this Section 3, the term “Change in Control” will not mean any transaction, merger, consolidation or reorganization in which BLI exchanges or offers to exchange newly issued or treasury shares in an amount less than fifty percent (50%) of the then-outstanding equity securities of BLI entitled to vote for the election of directors, for fifty-one percent (51%) or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than BLI or an affiliate thereof (the “Acquired Corporation”), or for all or substantially all of the assets of the Acquired Corporation.
4.    If Executive hires legal counsel with respect to any alleged failure by BLSI or BLI to comply with any of the terms of this Agreement, or institutes any negotiation or institutes or responds to any legal action to assert or defend the validity of or to enforce Executive’s rights under, or to recover damages for breach of, this Agreement, BLSI shall pay Executive’s actual expenses for attorneys’ fees and disbursements; provided, however, that Executive shall be responsible for his or her own fees and expenses with respect to any lawsuit between Executive and BLSI to enforce rights or obligations under this Agreement in which BLSI is the prevailing party. The fees and expenses incurred by Executive in instituting or responding to any such negotiation or legal action shall be paid by BLSI as they are incurred, in advance of the final disposition of the action or proceeding, upon receipt of an undertaking by Executive to repay such amounts if BLSI is ultimately determined to be the prevailing party. Notwithstanding the foregoing, (i) any costs must relate to a claim arising from the alleged breach of any obligation of BLSI under this Agreement during the lifetime of Executive, (ii) the amount of expenses eligible for reimbursement or payment, or benefits provided, in any taxable year of Executive may not affect the amount of expenses eligible for reimbursement or payment, or benefits that may be provided, in any other taxable year of Executive, (iii) any payment or reimbursement must be made on or before the last day of Executive’s taxable year following the taxable year of Executive in which the expense being paid or reimbursed is incurred; and (iv) the right to payment or reimbursement or benefits may not be subject to liquidation or exchange for another benefit.
5.    If any amount due Executive hereunder is not paid when due, then BLSI shall pay interest on said amount at an annual rate equal to the base lending rate of PNC Bank, Pittsburgh, Pennsylvania, or its successor, as in effect from time to time, for the period between the date on which such payment is due and the date said amount is paid.
6.    BLSI’s obligation to pay Executive the compensation and to make the arrangements required hereunder shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right that BLSI may have against Executive or otherwise. All amounts payable by BLSI hereunder shall be paid without notice or demand. Subject to the proviso in Section 1 above, each and every payment made hereunder by BLSI shall be final and BLSI shall not seek to recover all or any part of such payment from Executive or from whosoever may be entitled thereto, for any reason whatsoever. Executive shall not be obligated to seek other employment or compensation or insurance in mitigation of any amount payable or arrangement made under any provision of this Agreement, and the obtaining of any such other employment or compensation or insurance, except as otherwise provided in this Agreement, shall in no event effect any reduction of BLSI’s obligations to make the payments and arrangements required to be made under this Agreement.
7.    From and after any termination of Executive’s employment, Executive shall retain in confidence and not use for his or her own benefit or on behalf of any other person or entity any confidential information known to him or her concerning BLI, BLSI, their respective subsidiaries or their respective businesses so long as such information is not publicly disclosed by someone other than Executive.
8.    In partial consideration of the benefits granted to Executive herein, Executive agrees that during the six-month period immediately following Executive’s termination, if Executive shall have received benefits under Section 2 above, Executive shall not engage in any Competitive Activity. For purposes of this Agreement, “Competitive Activity” shall mean Executive’s participation, without the approval of the Board or the written consent of the chief executive officer of BLSI, in the management of any business operation of any enterprise if such operation (a “Competitive Operation”) engages in substantial and direct competition with BLSI’s closeout business operation at the date of Executive’s termination. For purposes of this Agreement, a closeout business operation shall be considered in substantial and direct competition with BLSI’s closeout business operation if such business operation’s sales of closeout merchandise amount to ten percent (10%) or more of such business operation’s total sales. Competitive Activity shall not include (i) the mere ownership of securities in any enterprise or (ii) participation in the management of any enterprise or of any business operation thereof, other than in connection with a Competitive Operation of such enterprise.
9.    Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.    Except as specifically set forth herein, this Agreement supersedes and replaces any and all prior Senior Executive Severance Agreements or Executive Severance Agreements between the parties, but shall not be deemed to negate, supersede or alter any other agreement or arrangement between Executive and BLSI or BLI or any other rights to which Executive may be entitled, and shall be and remain in effect in addition to any such other agreement or rights, whether now existing or later created.
11.    This Agreement shall be effective for a one year period beginning with the Effective Date (the “Initial Term”) and shall automatically be renewed for successive one year periods commencing on successive anniversaries of the Effective Date (each, a “Renewal Term”), subject to the following conditions:

A.    this Agreement shall be deemed terminated upon any termination or other cessation whatsoever of Executive’s employment for any reason prior to a Change in Control;
B.    this Agreement may be terminated by the mutual agreement of Executive and BLSI;
C.    BLSI may terminate this Agreement at any time effective upon thirty (30) days prior written notice being given; provided, however, that such notice shall be ineffective if a Change in Control shall occur prior to the effective date of such termination.
Notwithstanding anything to the contrary herein, this Agreement shall not be terminated or deemed terminated except by mutual agreement of Executive and BLSI (i) during the first twenty four (24) months after the effective date of a Change in Control or (ii) during any period when BLSI or BLI has knowledge that any third person has taken steps reasonably calculated to effect a Change in Control, until such third person has abandoned or terminated his or its efforts in connection therewith. Upon any termination hereof, Executive shall have no further rights hereunder, except to the extent that rights to any benefit have accrued hereunder because of a Change in Control occurring prior to such termination.
12.    In consideration of and as inducement to Executive to enter into this Agreement, BLI hereby absolutely and unconditionally guarantees to Executive the full, complete and timely payment and performance of all obligations of BLSI arising out of or in connection with this Agreement. This guaranty shall be enforceable against BLI without any suit or proceeding by Executive against BLSI and without any notice of nonpayment or nonperformance hereunder.
13.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives. BLSI shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of BLSI, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform and discharge all obligations of BLSI arising under this Agreement. All references herein to BLSI shall be deemed to include any such successor.
14.    This Agreement shall in all respects be subject to, governed by and construed in accordance with the laws of the State of Ohio.
15.    Notwithstanding the foregoing, if Executive is a “specified employee,” within the meaning of Treasury Regulation Section 1.409A-1(h) and as determined under BLI’s policy for determining specified employees, on Executive’s date of termination, and Executive is entitled to a payment and/or benefit under this Agreement that is required to be delayed pursuant to Section 409A(a)(2) of the Code, then such payment or benefit shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following Executive’s date of termination (or, if earlier, Executive’s death). The first payment that can be made following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such postponement period due to the application of Section 409A(a)(2)(B)(i) of the Code.
16.    This Agreement is intended to comply with, to the extent applicable, Section 409A of the Code and the Treasury Regulations promulgated thereunder, and this Agreement will be interpreted, administered and operated accordingly. For purposes of Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A of the Code, either as separation pay or as short-term deferrals to the maximum possible extent. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to Executive and none of BLI, BLSI or their respective Board of Directors shall be liable to Executive for failure to comply with the requirements of Section 409A of the Code. Furthermore, BLSI may accelerate the time or schedule of a payment to Executive if at any time this Agreement fails to meet the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

ATTEST: ______________________________________	BIG LOTS, INC., an Ohio corporation By: ______________________________________ Ronald A. Robins, Jr. Its: Executive Vice President, Chief Legal & Governance Officer
ATTEST: ______________________________________	BIG LOTS STORES, INC., an Ohio corporation By: ______________________________________ Michael A. Schlonsky Its: Executive Vice President, Chief Human Resources Officer
EXECUTIVE: ______________________________________ Name